EXHIBIT 99.1


                             GRANT PARK FUTURES FUND


                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     9/23/05

                       WEEKLY ROR             MTD ROR                  YTD ROR
CLASS A UNITS            1.25%                 -2.87%                   -5.49%
CLASS B UNITS            1.23%                 -2.92%                   -6.15%

* Subject to independent verification

             WEEKLY COMMENTARY FOR THE WEEK ENDED SEPTEMBER 23, 2005

The Grant Park Futures Fund posted a profitable session for the past week. The majority of gains came from positions in the energy sector, with additional profits coming from the currency and metals sectors. The bulk of losses came from positions in the agricultural/soft commodity sector.

Long positions in energy complex made gains this week as energy prices rallied in anticipation of Hurricane Rita. The weather in the Gulf of Mexico was once again the catalyst for price movement and energy markets traded higher as the storm was upgraded to a Category 5 hurricane in the middle of the week. Investors pushed the price of crude oil and crude products higher on concerns that refinery operations in the Gulf might be disrupted. Natural gas for November delivery rallied 80.9 cents to settle the week at $12.687 per Btu while November unleaded gasoline added 22.07 cents, closing at $1.9949 per gallon. Crude oil rose 85 cents per barrel and heating oil was 10.47 cents higher for the week.

Additional gains came from positions in the currency sector. Short positions in the Swiss franc gained ground when that currency closed the week lower relative to the U.S. dollar, settling 1.45 cents lower against the greenback. The currency came under some selling pressure prior to a Swiss vote on immigration due to take place on the weekend. Longs in the Canadian dollar were also profitable as that currency appreciated against the greenback. The dollar rallied against the yen, bringing gains to short positions in the Japanese currency.

Long positions in the metals sector gained ground for the weekly session as well. Positions in the gold market were profitable as the precious metal contract touched an 18-year high on Thursday before retreating at the end of the session. December gold settled at $467.20 per ounce, up $3.90 for the week. Analysts said that the higher prices for the precious metal, which usually trades inversely to the dollar, came as investors worried over Hurricane Rita and the inflationary effects that it might have on the economy via higher energy prices. Gains also came from long positions in the base metals, as copper and zinc both settled the week at higher levels.

Losses came as a result of positions in the agricultural/soft commodity sector. Long positions in the sugar market lost ground as a round of profit taking pushed prices lower for the week. The sugar #11 contract in New York posted a high of 10.94 cents per pound, a level not seen since early in 2001, before investors moved to cover long positions. Analysts said that some of the selling was spurred by an International Sugar Organization report that indicated India's 2005/06 sugar crop could increase by 5.4 million metric tons. The March contract fell 0.24 cents for the week, settling at 10.64 cents per pound.


              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


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